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                                                                  EXHIBIT (C)(1)



                               AGREEMENT OF MERGER

                                 BY AND BETWEEN

                              TPL ACQUISITION, LLC,

                        RICHARD C. BLUM & ASSOCIATES, LP

                                       AND

                                 TRIAD PARK, LLC









                          DATED AS OF SEPTEMBER 9, 1997



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                               AGREEMENT OF MERGER

        AGREEMENT OF MERGER dated as of September 9, 1997 (this "Merger Agreement") between TPL ACQUISITION, LLC, a Delaware limited liability company ("Acquisition"), RICHARD C. BLUM & ASSOCIATES, LP, a California limited partnership ("RCBA") and TRIAD PARK, LLC, a Delaware limited liability company (the "Company").

                              W I T N E S S E T H:

        WHEREAS, Section 18-209 of the Delaware Limited Liability Company Act (the "LLCA") authorizes the merger of one Delaware limited liability company with and into another Delaware limited liability company;

        WHEREAS, the manager of Acquisition (the "Acquisition Manager") and holders of membership interests in Acquisition (the "Acquisition Share Holders") have determined that it is advisable and in the best interests of Acquisition and the Acquisition Share Holders, for Acquisition to merge with and into the Company with the result that the Acquisition Share Holders shall acquire all of the membership interests in the Company (the "Company Shares");

        WHEREAS, in furtherance of such acquisition, the Acquisition Manager has approved a merger (the "Merger") of Acquisition with and into the Company in accordance with the LLCA upon the terms and subject to the conditions set forth herein, and the manager (the "Company Manager") and advisory board (the "Advisory Board") of the Company have approved the Merger in accordance with the LLCA, upon the terms and subject to the conditions set forth herein, and recommend that the Merger be accepted by the holders of the Company Shares (the "Company Share Holders");

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

SECTION 1.  MERGER

        1.1 MERGER. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined below in Section 1.2), Acquisition shall be merged into the Company and the separate existence of Acquisition shall thereupon cease, and the name of the Company, as the limited liability company surviving in the Merger (the "Surviving LLC"), shall by virtue of the Merger remain "Triad Park, LLC."




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        1.2 EFFECTIVE DATE OF THE MERGER. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date and time as may be specified therein, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Merger Agreement in accordance with Section 3.6. When used in this Merger Agreement, the term "Effective Date" shall mean the date and time at which such filing shall have been made or such later date and time as may be specified in such filing.

        1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Acquisition and the Company shall vest in the Surviving LLC, and all debts, liabilities and duties of Acquisition and the Company shall become the debts, liabilities and duties of the Surviving LLC.

        1.4 CERTAIN EXPENSES. Subject to the requirements of this Section 1.4 and beginning with the date of this Merger Agreement, Acquisition shall promptly pay its and the Company's attorneys' fees and costs and all legitimate costs of the transaction, including but not limited to printing and mailing fees and filing fees with the Securities and Exchange Commission (the "Commission"), as incurred, in connection with the preparation of documents and solicitation of proxies required under the federal securities laws. In the event that the Company retains its counsel for the solicitation of proxies, Acquisition's obligations under this Section 1.4 shall be limited to $100,000 for attorney's fees and costs, assuming one round of comments from the Commission to the submitted documents. Acquisition shall pay actual time and expenses for work arising out of additional rounds of comments.

SECTION 2.  THE SURVIVING LLC

        2.1 LIMITED LIABILITY COMPANY AGREEMENT. The limited liability company agreement of Acquisition as in effect immediately prior to the Effective Date shall be the limited liability company agreement of the Surviving LLC after the Effective Date except that Section 1.2 thereof shall be amended to state that the name of the company is Triad Park, LLC, and subject to Section 7.4(c), thereafter may be amended in accordance with its terms and as provided by law and this Merger Agreement.

        2.2 BY-LAWS. The by-laws of Acquisition as in effect on the Effective Date shall be the by-laws of the Surviving LLC.

        2.3 MANAGER; ADVISORY BOARD. The Acquisition Manager immediately prior to the Effective Date shall be the manager of the Surviving LLC. The Surviving LLC shall not have an advisory board.

SECTION 3.  CONVERSION OF SECURITIES

        3.1 CONVERSION. As of the Effective Date, by virtue of the Merger and without any action on the part of any Company Share Holder:


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        (a) All Company Shares that are held by the Company and any Company
Shares owned by Acquisition shall be canceled.

        (b) Each remaining issued and outstanding Company Share issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive in cash in the amount of $1.32 per Company Share (the "Merger Consideration").

        (c) Each issued and outstanding membership interest in Acquisition ("Acquisition Share") shall be converted into and become one membership interest in the Surviving LLC.

        3.2  DISBURSEMENT OF MERGER CONSIDERATION.

        (a) Pursuant to an irrevocable agreement to be entered into on or before the Effective Date between Acquisition and a disbursing agent (the "Disbursing Agent") for the benefit of the Company Share Holders (which shall be a commercial bank or trust company with capital of at least $350,000,000 or otherwise reasonably satisfactory to the Company and Acquisition), Acquisition or the Surviving LLC shall deposit or cause to be deposited with the Disbursing Agent, in trust for the benefit of the Company's Share Holders, at the Closing, the Merger Consideration consisting of the cash (in immediately available funds) to which the Company Share Holders shall be entitled pursuant to Section 3.1(b). Pending any payments of cash pursuant to Section 3.1(b) of this Merger Agreement, such funds shall be held and invested by the Disbursing Agent in interest bearing investments with minimal or no risk to capital as directed by the Surviving LLC, and any earnings with respect to such funds shall be paid to the Surviving LLC when requested by the Surviving LLC. Any funds remaining with the Disbursing Agent one year after the Effective Date shall be released by the Disbursing Agent to the Surviving LLC after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Surviving LLC for delivery thereof.

        (b) Promptly upon the Effective Date the Surviving LLC shall notify the Disbursing Agent of the effectiveness of the Merger and shall cause the Disbursing Agent, pursuant to the irrevocable instructions, to mail to each person who was, at the Effective Date, a record holder of an outstanding certificate or certificates which prior thereto represented Company Shares ("Certificates") a notice and transmittal form advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent Certificates for exchange for the Merger Consideration. Each holder of Certificates, upon proper surrender thereof to the Disbursing Agent together with such transmittal form, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive the Merger Consideration evidenced by such Certificates, without any interest thereon, in exchange for such Certificates and such Certificates shall forthwith be canceled. Until properly surrendered and exchanged, Certificates shall, after the Effective Date, be deemed for all purposes to evidence only the right to receive the Merger Consideration. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to a holder of Certificates for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


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        (c) If delivery of the Merger Consideration in respect of canceled
Company Shares is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such a delivery or payment shall have paid any transfer and other taxes required by reason of such delivery or payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving LLC and the Disbursing Agent that such tax either has been paid or is not payable.

        3.3 COMPANY SHARE HOLDERS' MEETING. Unless this Merger Agreement has been terminated pursuant to Section 9.1, the Company shall take all action necessary, in accordance with applicable law and its limited liability company agreement and by-laws, to convene a special meeting of the Company Share Holders entitled to vote thereat (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Merger Agreement. Subject to Section 7.6(c), the Company Manager and Advisory Board will recommend that Company Share Holders entitled to vote thereon vote in favor of and approve the Merger and the adoption of this Merger Agreement at the Company Meeting. At the Company Meeting, all of the Company Shares then owned by Acquisition, or with respect to which Acquisition holds the power to direct the voting, shall be voted in favor of approval of the Merger and adoption of this Merger Agreement.

        3.4 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the close of business on the Effective Date, the Company Share transfer books shall be closed and no transfer of any Company Shares shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving LLC, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1(b).

        3.5 ASSISTANCE IN CONSUMMATION OF THE MERGER. Each of Acquisition and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement.

        3.6 CLOSING. The closing of the transactions contemplated by this Merger Agreement shall take place (i) at the offices of Richard C. Blum & Associates, L.P ("RCBA"), 909 Montgomery Street, Suite 400, San Francisco, CA 94133 at 10:00 A.M. local time as soon as practicable (but in any event within three business days) after the day on which the last of the conditions set forth in Section 8 is fulfilled or waived, but in no event later than January 31, 1998, or (ii) at such other time and place as Acquisition and the Company shall agree in writing.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF ACQUISITION & RCBA

        Acquisition and RCBA represent and warrant to the Company as follows:

        4.1 EXISTENCE; GOOD STANDING; AUTHORITY. Acquisition is a limited liability company organized, validly existing and in good standing under the laws of the State of



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Delaware, and will be, by October 15, 1997, duly licensed or qualified to do business as a foreign limited liability company in, and in good standing under the laws of, the State of California, which constitutes all of the jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not materially and adversely affect the ability of Acquisition to consummate the transactions contemplated by this Merger Agreement. RCBA is a limited partnership organized, validly existing and in good standing under the laws of the State of California, and is in good standing under the laws of California. Acquisition and RCBA have all requisite power and authority to own, operate and lease its properties and carry on its business as and where now conducted. The copies of the limited liability company agreement and by-laws of Acquisition to be delivered to the Company within three
(3) business days of the date of this Merger Agreement are true and correct and are in full force and effect, and there have not been any amendments or alterations to such documents.

        4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Acquisition and RCBA have the requisite power and authority to execute and deliver this Merger Agreement and to perform their respective obligations hereunder. The execution and delivery of this Merger Agreement by Acquisition and RCBA, and consummation by Acquisition of the transactions contemplated hereby, have been duly authorized by all requisite action under Acquisition's limited liability company agreement, RCBA's limited partnership agreement, their respective by-laws and applicable law. The Acquisition Manager is authorized as it deems appropriate to execute, acknowledge, verify, deliver, file and record, for and in the name of Acquisition, the Certificate of Merger and any and all other documents and instruments required to consummate the transactions contemplated hereunder. This Merger Agreement constitutes a valid and binding obligation of Acquisition and RCBA enforceable against Acquisition and RCBA in accordance with its terms. No other proceedings on the part of Acquisition or RCBA are necessary to authorize this Merger Agreement and the transactions contemplated hereby.

        4.3 PROXY STATEMENT. None of the information supplied in writing by Acquisition and its affiliates specifically for inclusion in the proxy statement of the Company (the "Proxy Statement") required to be mailed to the Company Share Holders in connection with the Merger shall, at the time the Proxy Statement is mailed, at the time of the Company Meeting or at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Merger Agreement by Acquisition nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the limited liability company agreement, limited partnership agreement or the respective by-laws of Acquisition or RCBA, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), except (A) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the filing of the Certificate of Merger pursuant to the LLCA or (C) where the failure to obtain such



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consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the Merger or would not otherwise prevent Acquisition from performing its obligations under this Merger Agreement; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Acquisition is a party or by which it or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not materially and adversely affect the ability of Acquisition to consummate the transactions contemplated by this Merger Agreement; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition, or any of its assets, except for violations which would not materially and adversely affect the ability of Acquisition to consummate the transactions contemplated by this Merger Agreement.

        4.5 FINANCING. Acquisition at the Effective Date, will have or will have deposited with the Disbursing Agent (as appropriate) the funds necessary to consummate the Merger and the transactions contemplated hereby, and to pay related fees and expenses.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as provided to the contrary in the attached disclosure schedule (the "Disclosure Schedule") and the specific Schedules referenced in this
Section 5, the Company makes the representations and warranties to Acquisition in the following subsections of this Section. The qualifications, exceptions and disclosures in the Disclosure Schedule are applicable regardless of whether or not the individual representation or warranty is qualified by a reference to all or any part of the Disclosure Schedule. For purposes of this Section 5, "to the best of the Company's knowledge" or "known to the Company" or the like shall mean the actual knowledge (without any obligation of further investigation and without any personal liability) of James R. Porter, Stanley F. Marquis, Larry D. McReynolds and Patrick J. Kernan.

        5.1 EXISTENCE; GOOD STANDING; AUTHORITY. The Company is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to do business as a foreign limited liability company in, and is in good standing under the laws of, the jurisdictions set forth in Schedule 5.1, which constitute all of the jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below). The Company has all requisite power and authority to own, operate and lease its properties and carry on its business as and where now conducted. The copies of the limited liability company agreement and by-laws of the Company delivered to Acquisition are true and correct and are in full force and effect, and there have not been any amendments or alterations to such documents. As used in this Merger Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company.


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        5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has
the requisite power and authority to execute and deliver this Merger Agreement and to perform its obligations hereunder. The execution and delivery of this Merger Agreement by the Company, and consummation by the Company of the transactions contemplated hereby, have been duly authorized by all requisite action under the Company's limited liability company agreement, by-laws and the LLCA, subject only in the case of this Merger Agreement, to the requisite approval of this Merger Agreement by the holders of a majority of the Company Shares. The Company Manager is authorized as it deems appropriate to execute, acknowledge, verify, deliver, file and record, for and in the name of the Company the Certificate of Merger and any and all other documents and instruments required to consummate the transactions contemplated hereunder. This Merger Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except for the requisite approval by the holders of Company Shares, no other proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby.

        5.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Merger Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the limited liability company agreement or by-laws of the Company, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) pursuant to the Exchange Act, (B) the filing of the Certificate of Merger pursuant to the LLCA or (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not cause a Material Adverse Effect; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Merger Agreement; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets, except for violations which would not cause a Material Adverse Effect.

        5.4 CAPITALIZATION. As of the date hereof, 19,708,123 Company Shares were validly issued and outstanding. As of the date hereof, there are no bonds, debentures, notes, other indebtedness or any other interest having the right to vote on any matters on which the Company's Share Holders may vote issued or outstanding. As of the date hereof, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell Company Shares or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, other than pursuant to the Rights Agreement ("Rights Agreement") dated as of April 28, 1997, between the Company and GEMISYS Corporation, as Rights Agent.


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        5.5 NO SUBSIDIARIES. The Company does not directly or indirectly own any securities of or any other interest in any other corporation, partnership, joint venture or other business association or entity.

        5.6 REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished Acquisition with true and complete copies of (i) its Registration Statement on Form 10-SB, as filed with the Commission, (ii) its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, as filed with the Commission and (iii) all other reports or registration statements filed by the Company with the Commission that the Company was required to file with the Commission (the documents listed in clauses (i) through (iii) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company at the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

        5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in the Disclosure Schedule, since February 10, 1997, the date the Company was organized, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having a Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would be likely to have a Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company Shares; (iv) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards, Company Share purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the employees of the Company, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice; (v) any change by the Company in its significant accounting policies; or (vi) any entry into any commitment or transaction material to the Company


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(including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

        5.8  PROPERTIES.

        (a) The title reports identified in the Disclosure Schedule list all real property owned (the "Owned Property") or leased as lessor or lessee (the "Leased Property" and collectively with the Owned Property, the "Property") by the Company.

        (b) Except as stated in the Disclosure Schedule, none of the Property is subject to any purchase options, rights of first refusal or other preferential purchase rights.

        (c) The Leased Property has been leased by the Company on the terms and conditions stated in the lease and amendments identified in the Disclosure Schedule. All obligations towards the lessors arising from the lease agreements referred to before have been complied with in all material respects. There are no disputes regarding those agreements pending or, to the knowledge of the Company, threatened.

        (d) To the best of the Company's knowledge, except as set forth on the Disclosure Schedule, no adjacent buildings or improvements extend across the boundaries of the Owned Property and no buildings or improvements forming part of the Owned Property extend onto any adjacent sites.

        (e) Other than properties in the Triad Business Park which have been sold, the Company has not owned or leased any Property except the Property.

        (f) The Disclosure Schedule contains a true, correct and complete list of all leases, subleases, tenancies, licenses and other rights of occupancy or use for all or any portion of any Property, and all guarantees and other agreements in respect thereof, all as amended, renewed and extended to the date thereof, whether oral or written (the "Leases").

        (g) The Company has heretofore delivered to Acquisition a true, correct and complete copy of each Lease (or written summary thereof in the case of oral Leases).

        (h) Each current tenant (the "Tenant") is in actual possession of its leased premises. No Rents violate any applicable law. For purposes of this
Section 5, the term "Rents" is defined to mean the basic, and additional and percentage rents, all pass-throughs of taxes, expenses or other items, and all other sums payable by the Tenant to the lessor (including, without limitation, utility charges) during the original and any renewal terms thereof.

        (i)  The following is true with respect to each Lease:

           (1) the Lease is valid and subsisting and in full force and effect strictly in accordance with its terms and has not been modified, in writing or otherwise, except as set forth on the Disclosure Schedule;

           (2) no Lease contains any purchase or similar option;


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

           (3) all obligations of the lessor thereunder which accrue prior to the Effective Date shall have been performed and paid for in full by the Company;

           (4) to the best of the Company's knowledge, there has been no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default, on the part of the Tenant or the lessor thereunder, and the Tenant has not asserted and has no defense to, offset or claim against, its Rent or the performance of its other obligations under the Lease;

           (5) the Tenant has not prepaid any Rent; and

           (6) the Rents have been assigned to the Company's lender as additional security.

           There are no material construction, management, leasing, service, equipment, supply, maintenance or concession agreements (oral or written, formal or informal) with respect to or affecting all or any portion of the Property except as set forth on Schedule 5.21 (the "Property Contracts"). A current, complete and correct copy of each Property Contract has been delivered to Acquisition. Each Property Contract is valid and subsisting and all amounts due thereunder have been paid. Except as set out in the Disclosure Schedule, neither the Company nor any of its agents is in default under any Property Contract or, to the best of the Company's knowledge, has received any notice from any party to any Contract claiming the existence of any default or breach hereunder and no event or omission has occurred which, with the giving of notice or the lapse of time would constitute a default. Except as set out in the Disclosure Schedule, all Property Contracts are terminable without cause on thirty (30) days' notice or less without payment of any penalty or termination payment.

        (j) To the best of the Company's knowledge, the continued maintenance, operation and use of any buildings, structures or other improvements on each Property for their respective present purposes will not violate any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements in certificates of occupancy relating to housing, building, safety, health, fire or zoning (together "Applicable Laws") affecting all or any portion of each improved Property.

        (k) To the best of the Company's knowledge, no written or oral notice has been given to the Company by any holder of any mortgage or deed of trust on any Property, by any insurance company which has issued a policy with respect to any of any Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to any Property.

        (l) All state, township, county, school district and other taxes levied or assessed against any Property and any penalties or interest due and payable thereon prior to the Effective Date, and all assessments of any kind levied prior to the Effective Date, if any, will have been paid in full by the Company and all appropriate tax returns relating to the same have been filed with the proper authorities.


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        (m) The Company has no notice of any proposed increase in the assessed valuation. To the best of the Company's knowledge, there is no proceeding pending for the reduction of the assessed valuation of all or any portion of any Property.

        (n) The Company has not received any written or oral notice for assessments for public improvements against any Property which remain unpaid, and to the best of the Company's knowledge, no such assessment has been proposed.

        5.9 CONDEMNATION. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Property and, to the best of the Company's knowledge, no such proceeding is contemplated.

        5.10  ENVIRONMENTAL MATTERS.  For the purposes of this Merger Agreement:

        "Environmental Matters" means any matter arising out of, relating to or resulting from pollution, protection of the environment and human health or safety, health or safety of the public or employees, sanitation, and any matters relating to emissions, discharges, Releases or threatened Releases of Environmentally Relevant Materials or otherwise arising out of, resulting from or relating to the presence, manufacture, packaging, labeling, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of or exposure to Environmentally Relevant Materials or arising out of, resulting from, or relating to compliance with Environmental Laws.

        "Environmental Costs" means, without limitation, any costs of investigation, remediation, removal, or other response actions, losses, liabilities, obligations, payments, damages (including, but not limited to, bodily injury, death or property damage), civil or criminal fines or penalties, costs of shutdown, diminution in operations, product withdrawals or discontinuance of distribution of products (including, but not limited to, direct or indirect damages), judgments, settlements, interest, costs and expenses (including attorney's fees and costs) arising out of, relating to or resulting from any Environmental Matter.

        "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Clean Air Act, 42 U.S.C., Sections 7401 et seq., the Clean Water Act (Federal Water Pollution Control
Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act, 29 U.S.C., Sections 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

        "Environmentally Relevant Materials" means any pollutants, contaminants, or hazardous or toxic substances, materials, wastes, residual materials, constituents or chemicals that are regulated by, or form the basis for liability under any Environmental Laws, including but not limited to petroleum products, asbestos and radioactive materials.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping or disposing (or threat of the same occurring) into the environment.

        (a) To the best of the Company's knowledge, the Company is in material compliance with all applicable Environmental Laws. There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, penalty assessments, inquiries or proceedings pending, asserted or, to the knowledge of the Company, threatened by any governmental or other entity that are based on or related to any Environmental Matters including, without limitation, the violation of any Environmental Laws or the violation of or the failure to have any required permits, licenses, authorizations, certificates, registrations and other governmental consents and approvals related to the handling, storage or disposal of Environmentally Relevant Materials ("Environmental Permits"). There are presently no outstanding judgments, decrees or orders of any court or governmental or administrative agency against or affecting the Company or Property arising from, relating to or resulting from Environmental Matters.

        (b) To the best of the Company's knowledge, except for ongoing matters related to various creeks, wetlands and wildlife at the Property, the Company has obtained and is in material compliance with all Environmental Permits required to be obtained by it under applicable Environmental Laws in order for the Company to conduct its business and operations, except where the failure to obtain any Environmental Permit would not cause a Material Adverse Effect. All such Environmental Permits are owned by or in the name of the Company, are in full force and effect and the Company has made in a timely manner all appropriate filings for issuance or renewal of such Environmental Permits. No application, action or proceeding is pending for the renewal or modification of any Environmental Permit; and no claim, application, complaint, action or proceeding is pending, asserted or, to the knowledge of the Company, threatened that may result in the denial of an application for renewal or transfer or the revocation, modification, non-renewal, restriction, or suspension of any Environmental Permit. The continued validity and existence of each of the Environmental Permits is only subject to the conditions set forth in each such Environmental Permit, and no additional expenditures are required to be made by the Company or any third party to maintain or comply with such Environmental Permits (except as specifically disclosed in such Environmental Permits and except for changes in applicable Environmental Laws after Closing). The continued validity of such Environmental Permits is not related to the continued association of one or more individuals or corporations or other entities with the Company.

        (c) To the best of the Company's knowledge, no Environmentally Relevant Materials have been Released or are present in connection with, arising from or relating to any of the Company's operations or businesses or at, on, about or under any Property either (a) in violation of applicable Environmental Law or (b) which require or would require investigation, remediation or other response action under applicable Environmental Law. No Property is listed or, to the knowledge of the Company, proposed for listing (for which any of the Company or the Manager has received notice of such listing or such listing is otherwise publicly disseminated or a matter of public record) on the National Priority List pursuant to CERCLA
(NPL), CERCLIS or any similar foreign, federal or state list of sites requiring investigation, remediation or other response action. To the best of the Company's knowledge, there are no underground storage tanks, polychlorinated biphenyls, asbestos-containing materials or surface impoundments at, on, under or within any Property, and there have been no underground storage tanks removed from or closed in place at any Property. The Company has not used any treatment, storage or disposal site for Environmentally Relevant Materials, or otherwise treated, stored, disposed of, transported, or arranged for the treatment, storage or disposal of any Environmentally Relevant Materials used, generated, handled, or managed by or on behalf of the Company or in connection with the business or Property to any place or location which (a) is listed or, to the best of the Company's knowledge, proposed for listing on the NPL, CERCLIS or any similar foreign, federal or state list; (b) to the best of the Company's knowledge, is in violation of any Environmental Laws; or (c) is the subject of enforcement action or other investigations which could lead to Environmental Costs to be incurred by any of the Company or the Surviving LLC. The Company has not, nor, to the best of the Company's knowledge has any other person reported or received any oral or written notice of a Release of any Environmentally Relevant Material used, generated or handled by or for the Company or in connection with the business or Property. Neither the Company, nor, to the best of the Company's knowledge, any other person has received any notice, demand, claim or request for information asserting that the Company is or may be a potentially responsible party at any location used for the storage, treatment or disposal of Environmentally Relevant Materials or where there has been a Release of any Environmentally Relevant Materials.

        (d) Except as listed in the Disclosure Schedule, there have been no investigations, reports, studies, inspections, audits, tests, reviews or other analyses conducted by the Company, the Manager, their respective employees or outside contractors at the direction of any such person in relation to the following matters: (i) Environmental Matters, including without limitation potential or actual soil or groundwater conditions at any Property or business now or previously owned, operated or leased by the Company; or (ii) the compliance of the Company's business or Property with applicable Environmental Laws ("Environmental Reports").

        (e) To the best of the Company's knowledge, the Company is not aware of any facts or circumstances related to Environmental Matters concerning the Company, the business or operations of the Company or the Property which could reasonably be expected to lead to Environmental Costs by the Surviving LLC or the Company.

        5.11 LITIGATION. Except as listed in the Disclosure Schedule, there is no suit, action or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company which, either alone or in the aggregate, is likely to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company having, or which, in the future is likely to have, either alone or in the aggregate, any Material Adverse Effect.

        5.12 INFORMATION IN DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        5.13 LABOR MATTERS. No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company.

        5.14 EMPLOYEE BENEFIT PLANS; ERISA. There are no employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee (or beneficiary or dependent thereof) sponsored or maintained by the Company to which the Company contributes or is obligated to contribute ("Company Plans").

        5.15 COMPANY ACTION. The Manager and the Company Advisory Board (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and fair and in the best interests of the Company and its Share Holders, (ii) approved the Merger in accordance with the provisions of
Section 18-209 of the LLCA, (iii) recommended the approval of this Merger Agreement and the Merger by the Company Share Holders and directed that the Merger be submitted for consideration by the Company's Share Holders entitled to vote thereon at the Company Meeting and (iv) adopted any necessary resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state anti-takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

        5.16 NO FAIRNESS OPINION. The Company has not received an opinion of any financial advisors to the Company to the effect that the consideration to be received by the Company's Share Holders in the Merger is fair to the Share Holders of the Company.

        5.17 FINANCIAL ADVISOR. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company.

        5.18 COMPLIANCE WITH APPLICABLE LAWS. To the best of the Company's knowledge, the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities for the Properties in their current condition (the "Company Permits"). However the real property development business involves a continuous governmental permitting process and the Company makes no representation or warranty that the Company holds all permits of Governmental Entities (including discretionary permits and ministerial permits such as building permits) that (a) are additional, supplemental, or ancillary to approval that the Company currently holds for real property being developed and that would ordinarily be required or obtained only from time to time as such development proceeds or (b) would be required for the development of parts of the Property not yet being developed. The Company is in compliance with the terms of the Company Permits, except for such failures to comply which, singly or in the aggregate, would not have a Material Adverse Effect. To the best of the Company's knowledge, the businesses of the Company are not being, and have not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect. To the best of the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect.

        5.19 LIABILITIES. Except as set forth in the Disclosure Schedule, as of June 30, 1997, the Company did not have any liability or obligation (absolute, accrued, contingent or otherwise, in contract, tort or otherwise and whether or not required by GAAP to be reflected in the Company's balance sheet or other books and records) (a "Liability"), other than such Liabilities which, individually or in the aggregate, would not have a Material Adverse Effect. From and after June 30, 1997, the Company has not incurred, suffered, permitted to exist or otherwise become subject to any Liability, other than Liabilities incurred in the ordinary course of business in accordance with past practice which, individually or in the aggregate, would not have a Material Adverse Effect.

        5.20 TAXES. The Company has filed all material tax returns, declarations and reports required to be filed by any of them (taking into account all valid extensions of filing dates) and has paid, or has set up an adequate liability reserve in accordance with GAAP for the payment of, all taxes required to be paid in respect of the periods covered by such returns, declarations and reports. The information contained in such tax returns, declarations and reports is true, complete and accurate in all material respects. The Company is not delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency has not had or would not reasonably be expected to have, a Material Adverse Effect. No material deficiencies for any taxes have been proposed, asserted or assessed against the Company that have not been finally settled or paid in full and no requests for waivers of the time to assess any such tax are pending. No tax return, declaration or report is currently under audit by any taxing authority, and as of the date hereof no written notice of any such audit has been received. For the purposes of this Merger Agreement, the term "tax" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

        5.21 CERTAIN AGREEMENTS. Except as set forth on Schedule 5.21, the Company is not a party or subject to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $100,000; (ii) joint venture agreement or arrangement or any other agreement which has involved or is expected to involve a sharing of revenues; (iii) lease for real or personal property in which the amounts of payments which the Company or any subsidiary is required to make on an annual basis exceeds $25,000; (iv) agreement, contract, policy, license, document, instrument, arrangement or commitment that limits in any material respect the freedom of the Company to compete in any line of business or with any person or in any geographical area or which would so limit the freedom of the Company after the Effective Date; (v) employment, consulting, severance, termination, or indemnification agreement, contract or arrangement providing for future payments with any current or former officer, consultant or employee which
(A) exceeds $10,000 per annum or (B) requires aggregate annual payments or total payments over the life of such agreement, contract or arrangement to such current or former officer, consultant or employee in excess of $10,000 or $25,000, respectively, and is not terminable before and after the Merger by it on 30 days' notice or less without penalty or obligation to make payments related to such termination; or (vi) other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business that is material to the Company. "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing. The Company is not in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, contract, policy, license, document, instrument, arrangement or commitment (a "Contract") whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Material Adverse Effect. The Company is not a party to or bound by any Contract which upon execution of this Merger Agreement or consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional acts or events) result in the loss of any material benefit, the termination thereof or any payment becoming accelerated or due from the Company or the Surviving LLC which loss, termination or acceleration would have a Material Adverse Effect.

SECTION 6.  CONDUCT OF BUSINESS PENDING THE MERGER

        6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Date, unless Acquisition shall otherwise agree in writing:

        (a) the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use its diligent efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date. The Company shall (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company;
(C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not result in a Material Adverse Effect;

        (b) except as required by this Merger Agreement, the Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any membership interest; (B) amend its limited liability company agreement or by-laws; (C) split, combine or reclassify its outstanding membership interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of membership interests of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, securities or other property; or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any Company Shares;

        (c) the Company shall not (A) except as contemplated by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its membership interest of any class, any Indebtedness or any options, rights or warrants to acquire, or securities convertible into membership interests; (B) acquire, lease or dispose of, or agree to acquire, lease or dispose of, any capital assets or any other assets other than in the ordinary course of business; (C) incur additional Indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business (other than as set forth in Schedule 6.1); (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this clause (D) which are material, individually or in the aggregate, to the Company; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

        (d) the Company shall not, except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any current or former officer, employee or independent contractor; (B) other than as set forth in
Schedule 6.1, increase in any manner the compensation or fringe benefit of any officer, employee or independent contractor; (C) other than as set forth in
Schedule 6.1, pay any benefit not provided under any existing plan or arrangement; (D) other than as set forth in Schedule 6.1, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Plan (including, without limitation, the grant of equity based or related awards, performance units or restricted equity, or the removal of existing restrictions or the acceleration of exercisability in any Company Plan or agreements or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan; or (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

        (e) the Company shall not make any investments in non-investment grade securities; and

        (f) the Company shall not, except as required by law or GAAP, change any of its significant accounting policies or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the last taxable year.

        6.2 NOTICE OF BREACH. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Merger Agreement and will use its best efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of any Schedule hereto.

SECTION 7.  ADDITIONAL AGREEMENTS

        7.1 ACCESS AND INFORMATION. Subject to the limitations imposed by third party confidentiality agreements, the Company shall afford to Acquisition and its accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, the Company shall furnish promptly to Acquisition (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Acquisition may reasonably request. The Company and Acquisition shall hold, and shall cause its employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement, effective August 19, 1997, between Acquisition and the Company (the "Confidentiality Agreement"). Acquisition shall indemnify and hold the Company harmless from any and all claims, liens, losses or damage, including attorneys' fees, arising out of the physical presence of employees, agents or contractors of Acquisition or RCBA at the Company and out of any tests or inspections of the Company's Property by or on behalf of Acquisition or RCBA.

        7.2  PROXY STATEMENT.

        (a) As promptly as practicable after the execution of this Merger Agreement, the Company and Acquisition shall prepare and the Company shall file with the Commission preliminary proxy materials which shall constitute the preliminary Proxy Statement. As promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Acquisition of all information required to be contained therein, the Company shall file with the Commission the definitive Proxy Statement.

        (b) Acquisition and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

        7.3 MEETING. As promptly as possible, the Company shall notice a Share Holder's meeting for the purpose of approving the Merger. The Company shall solicit management proxies to vote in favor of the Merger in connection with this meeting.

        7.4  INDEMNIFICATION.

        (a) All rights to indemnification existing in favor of the current or former officers or employees of the Company as provided in the limited liability company agreement or by-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date, provided, however, that, prior to the Effective Time and with Acquisition's prior consent (such consent not required if the cost does not exceed $110,000), the Company may purchase additional policies of directors' and officers' liability insurance of at least the same coverage as currently maintained by the Company, such policies to be pre-paid and in effect for a period of six years from the Effective Date.

        (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Merger Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

        (c) The provisions of the limited liability company agreement and by-laws of the Surviving LLC pertaining to indemnification of current and former directors, officers and employees shall not be amended, repealed or otherwise modified for a period of six years after the Effective Date (or, in the case of matters which are pending but which have not been resolved prior to the sixth anniversary of the Effective Date, until such matters are finally resolved), in any manner that would adversely affect the rights thereunder of individuals who at any time on or prior to the Effective Date were directors, officers or employees of the Company in respect of actions or omissions occurring on or prior to the Effective Date (including, without limitation, the transactions contemplated by this Merger Agreement).

        7.5  ADDITIONAL AGREEMENTS.

        (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger, subject to the appropriate vote of the Share Holders. Notwithstanding the foregoing, Acquisition shall not be required to take any action, and without Acquisition's prior written consent the Company shall agree not to take any action, that would in any way restrict or limit the conduct of business from and after the Effective Date by the Surviving
LLC of either (including, without limitation, any divestiture of any business, product line or asset).

        (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers and/or directors of the Surviving LLC shall take all such necessary action.

        7.6  NO SOLICITATION.

        (a) As used herein, the term "Acquisition Proposal" means any proposed
(i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of either (A) assets of the Company representing 75% or more of the consolidated assets of the Company (based upon the valuations contained in the confidential report of the Sedway Group dated July 22, 1997 (the "Sedway Report")) in one transaction (but not solicitation of sales of individual parcels of the Property), or (B) all or substantially all of the undeveloped Property in one transaction (but not solicitation of sales of individual parcels of the undeveloped Property), (iii) issue, or other acquisition or disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Company or (iv) transaction in which any person shall or would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or would own or has or would have the right to acquire beneficial ownership of 20% or more of the outstanding Company Common Stock, other than transactions contemplated by this Merger Agreement.

        (b) The Company shall not, nor shall the Company authorize or permit its officers, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates to, take any action to solicit, initiate or encourage the submission of any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of Company Share Holder approval of the Merger, the Advisory Board determines in good faith by a majority vote, with the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties to Share Holders under applicable law, the Company may, in response to a written request for information, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement containing terms at least as favorable to the Company as those contained in the confidentiality agreements in place between the Company and Acquisition. The Company may discuss and negotiate terms with parties making unsolicited Acquisition Proposals.

        (c) The Company may continue marketing parcels of the Property as part of its normal business operations. The Company shall provide Acquisition with a copy of any proposed agreement for any sale, exchange or other disposition of any part of the Property and consult with Acquisition before entering into any binding agreement. After the approval of this Agreement by the Advisory Board of the Company and except as provided in Section 7.6(d), the Company will not, without the express written consent of Acquisition, enter into any agreement for the disposition of any part of the Property.

        (d) Except as expressly permitted by this Section 7.6, neither the Advisory Board nor the Company Manager shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquisition, its approval or recommendation of the adoption and approval of the matters to be considered at the Company Meeting, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (written or otherwise) related to any Acquisition Proposal (each, an "Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the obtaining of Company Share Holder approval of the Merger, there exists a Superior Proposal (as defined herein), the Advisory Board may, if it determines in good faith by a majority vote, with the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties to Company Share Holders under applicable law, approve or recommend such Superior Proposal and terminate this Merger Agreement, provided (x) the Company shall have given Acquisition written notice (a "Superior Proposal Notice") at least five business days prior to such termination advising Acquisition that the Advisory Board has received a Superior Proposal which the Advisory Board has authorized and intends to effect, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (y) the Company, prior to terminating this Merger Agreement, makes irrevocable arrangements for Acquisition to be paid the amounts contemplated by Section 9.2(b) upon the termination of this Merger Agreement. For purposes of this Merger Agreement, a "Superior Proposal" means a definitive unconditioned agreement with a third party, with all due diligence investigations completed, to acquire, directly or indirectly, more than 50% of the membership interests of the Company, assets of the Company representing 75% or more of the real estate assets of the Company (based upon the valuations contained in the Sedway Report) in one transaction (but not solicitation of sales of individual parcels of the Property) or all or substantially all of the undeveloped Property in one transaction (but not solicitation of sales of individual parcels of the undeveloped Property), and otherwise on terms which the Advisory Board determines in its good faith judgment to be more favorable from a financial point of view to the Company Share Holders than this Merger Agreement, the Merger and the transactions contemplated hereby and for which financing, to the extent required, is then committed.

        (e) In addition to the obligations set forth in paragraphs (b) and (d) of this Section 7.6, the Company will promptly communicate to Acquisition a copy of any requests for information or proposals, including the identity of the person and its affiliates making the same, that it may receive.

        (f) Nothing contained in this Section 7.6 shall prohibit the Company from taking and disclosing to the Company Share Holders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Share Holders if, in the good faith judgment of the Advisory Board, with the advice of outside counsel, failure so to disclose would result in a violation of applicable law; provided, however, that neither the Company, the Company Manager nor the Advisory Board shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the matters to be considered at the Company Meeting or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, except as provided in
Section 7.6(d).

        7.7 REDEMPTION OF RIGHTS. The Company shall, immediately prior to the Effective Date, cause the redemption of the rights issued under the Rights Agreement so that thereafter the holders of such rights shall have no rights thereunder other than the right to receive the redemption price therefor. The Company shall not amend the Rights Agreement in any manner that has the effect of rendering the Rights Agreement inapplicable, in whole or in part, to any third party unless, prior to or concurrently therewith, the Company takes substantially equivalent action with respect to Acquisition and in addition releases Acquisition from any limitations or restrictions imposed by the Confidentiality Agreement, including without limitation, restrictions upon the purchase of Company Shares, that prohibits Acquisition from purchasing Company Shares to the same extent and upon substantially equivalent terms as such third party.

SECTION 8.  CONDITIONS PRECEDENT

        8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

        (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company Share Holders.

        (b) No temporary restraining order, preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction (each, an "Injunction") which prohibits or prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such Injunction lifted), and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

        8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

        (a) Acquisition shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Acquisition contained in this Merger Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date, except for representations and warranties that are by their express provisions made as of a specific date or dates, which were or will be true in all material respects at such time or times as stated therein, and the Company shall have received a certificate of the Acquisition Manager to that effect.

        (b) Intentionally Omitted.

        (c) The Merger Consideration shall have been deposited with the Dispersing Agent with irrevocable instructions to exchange the Company Shares for the Merger Consideration in accordance with Section 3.2(b) immediately upon notification by the Company and Acquisition of the Effective Date.

        8.3 CONDITIONS TO OBLIGATIONS OF ACQUISITION TO EFFECT THE MERGER. The obligation of Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Acquisition:

        (a) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of the Company contained in this Merger Agreement shall be true in all material respects (except for any such representations or warranties which are qualified as to Material Adverse Effect, which shall be true and correct in all respects) when made and on and as of the Effective Date as if made on and as of such date, except for representations and warranties that are by their express provisions made as of a specific date or dates which were or will be true in all material respects (except for any such representations or warranties which are qualified as to Material Adverse Effect, which were or will be true and correct in all respects) at such date or dates, and Acquisition shall have received a certificate of the Company Manager to that effect.

        (b) Intentionally Omitted.

        (c) The Company shall have obtained all consents, appeals, releases or authorizations from, and shall have made all filings and registrations to or with, any person, including but not limited to any Governmental Entity, necessary to be obtained or made in order to consummate the transactions contemplated by this Merger Agreement.

        (d) Acquisition shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of the Company; provided, however, that this condition must be satisfied or waived no later than Monday September 8, 1997 at noon San Francisco time or the Company may elect to terminate this Agreement. As of the date of this Merger Agreement, the condition specified in this Section 8.3(d) has been satisfied.

SECTION 9.  TERMINATION, AMENDMENT AND WAIVER

        9.1 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the Company Share Holders:

        (a) by mutual consent of the Board of Directors of Acquisition and the Advisory Board;

        (b) by either Acquisition or the Company, if the Merger shall not have been consummated on or before January 31, 1998; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform in any material respect any covenant under this Merger Agreement has been the cause of or resulted in whole or in part in the failure of the Merger to be consummated before such date;

        (c) by either Acquisition or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

        (d) by either Acquisition or the Company, if this Merger Agreement and the transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by the Company Share Holders at the Company Meeting;

        (e) by Acquisition if this Merger Agreement and the transactions contemplated hereby shall not have been submitted for approval and adoption by the Company Share Holders at the Company Meeting prior to January 31, 1998 unless the meeting is held later solely due to delays in obtaining approval of the Proxy Statement by the Commission;

        (f) by Acquisition, if the Advisory Board withdraws, modifies in a manner adverse to Acquisition, or refrains from making its recommendation concerning the Merger referred to in Section 3.3, or the Advisory Board shall have recommended to the Company Share Holders any Acquisition Proposal or the Company shall have entered into an Acquisition Agreement, or, other than in connection with the Company's delivery of a Superior Proposal Notice, the Advisory Board shall have resolved to do any of the foregoing; or

        (g) by the Company, if, pursuant to Section 7.6(d), (A) the Advisory Board has delivered to Acquisition a Superior Proposal Notice, (B) the Company has paid the Termination Fee (as defined in Section 9.2), and (C) five business days have passed since Acquisition received the Superior Proposal Notice.

        9.2  EFFECT OF TERMINATION; FEES.

        (a) In the event of termination of this Merger Agreement by either Acquisition or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company or Acquisition or their respective officers or employees; provided that the last sentence of Section 7.1 and Sections 9.2, 11.3 and 11.7 shall survive the termination.

        (b) The Company shall pay to Acquisition a Termination Fee (as defined below) if: (i) Acquisition terminates this Merger Agreement pursuant to Section 9.1(e) or (f); or (ii) if Acquisition has waived the condition precedent in
Section 8.3(d) within three business days after the receipt by Acquisition of the Superior Proposal Notice, the Company terminates this Merger Agreement pursuant to Section 9.1(g) and executes the agreement contemplating the Superior Proposal.

        (c) The Termination Fee shall be equal to $1.3 million. The Termination Fee shall be paid as promptly as practicable and in no event later than (A) in the event of termination by the Company as described in clause (ii) of Section 9.2(b), upon termination of the Merger Agreement and the execution of the Superior Proposal; or (B) in the event of termination by Acquisition as described in clause (i) of Section 9.2(b), five business days after such termination.

        9.3 AMENDMENT. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by the Acquisition Manager and the Advisory Board, at any time before or after approval hereof by the Company Share Holders, but, after such approval, no amendment shall be made which changes the amount or form of Merger Consideration or which in any way materially adversely affects the rights of the Company Share Holders, without the further approval of such Company Share Holders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.4 WAIVER. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by the Acquisition Manager and Advisory Board, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that no such waiver shall materially adversely affect the rights of the Company Share Holders and Acquisition. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

SECTION 10.  COMMITMENTS OF RCBA

        RCBA shall cause Acquisition to be capitalized with all funds necessary for Acquisition to fulfill its obligations under the Merger Agreement and the transactions contemplated hereby. RCBA shall indemnify and hold the Company harmless from any and all claims, liens, losses or damage, including attorneys' fees, arising out of the physical presence of employees, agents or contractors of Acquisition or RCBA at the Company, out of any tests or inspections of the Company's Property by or on behalf of Acquisition or RCBA or out of a failure of Acquisition to pay the costs and expenses as provided for in Section 1.4.

SECTION 11.  GENERAL PROVISIONS

        11.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.1, 3.2 and 3.4 and the agreements referred to in Sections 7.4, 7.5, 11.1, 11.3 and 11.7. No claims for any breach of any representation or warranty may be brought by either party after the Effective Date.

        11.2 NOTICES. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, telecopy or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                     If to the Company:

                                    3055 Management Corp.
                                    3055 Triad Drive
                                    Livermore, CA 94550
                                    Attention: James R. Porter
                                    Telecopy No.: 510-455-6917

                     With a copy to:

                                    McCutchen, Doyle, Brown & Enersen, LLP
                                    Three Embarcadero Center, 18th Floor
                                    San Francisco, CA 94111-4066
                                    Attention: Edward S. Merrill
                                    Telecopy No.: 415-393-2286

                     If to Acquisition or RCBA:

                                    TPL Acquisition, LLC
                                    c/o Richard C. Blum & Associates, L.P.
                                    909 Montgomery Street, Suite 400
                                    San Francisco, CA 94133
                                    Attention: Murray A. Indick
                                    Telecopy No.: 415-434-3130

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 11.2.

        11.3 EXPENSES. All costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby (regardless of whether the Merger is consummated) shall be paid by the party incurring such expenses, and the incurrence and payment of transaction expenses by the Company shall not affect the Merger Consideration.

        11.4 PUBLICITY. So long as this Merger Agreement is in effect, Acquisition and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law.

        11.5 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.6 INTERPRETATION. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

        11.7 MISCELLANEOUS. This Merger Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement, as the same may be amended); (b) except as provided in Section 7.4 of this Merger Agreement, are not intended to confer upon any other person any rights or remedies hereunder;
(c) except for an assignment by Acquisition to one of its affiliates, shall not be as assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                            TPL ACQUISITION, LLC

                            By:  RICHARD C. BLUM & ASSOCIATES, LP

                              By: RICHARD C. BLUM & ASSOCIATES, INC.,
                                  its sole general partner


                                  By:  /s/ MARC T. SCHOLVINCK
                                       -----------------------------
                                  Its: Managing Director &
                                       Chief Financial Officer


                            TRIAD PARK, LLC

                              By: 3055 MANAGEMENT CORP.,
                                  its Manager


                                  By: /s/ JAMES R. PORTER
                                      -------------------------------
                                  Its: Vice President


                            RICHARD C. BLUM & ASSOCIATES, LP

                              By: RICHARD C. BLUM & ASSOCIATES, INC.,
                                  its sole general partner


                                  By:  /s/ MARC T. SCHOLVINCK
                                       -------------------------------
                                  Its: Managing Director &
                                       Chief Financial Officer